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                                                                    Exhibit L(2)

                               PURCHASE AGREEMENT


                  Credit Suisse Warburg Pincus Fixed Income Fund (the "Fund"), a business trust organized under the laws of the Commonwealth of Massachusetts, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

                  1. The Fund offers CSAM and CSAM hereby purchases three shares of beneficial interest of the Fund, which shall consist of one share designated as a Class A share, one share designated as a Class B share and one share designated as a Class C share, each having a par value of $.001 per share, each at a price of $10.11 per share (the "Initial Shares"), the Fund agreeing to waive the initial sales charge and contingent deferred sales charge on such purchase. CSAM hereby acknowledges receipt of certificates representing the Initial Shares, and the Fund hereby acknowledges receipt from CSAM of $30.33 in full payment for the Initial Shares.

                  2. CSAM represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distribution.

                  3. CSAM agrees that if any holder of an Initial Share redeems such Share before one year after the date upon which the relevant Class of the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses of that Class.

                  4. The Fund and CSAM agree that the obligations of the Fund under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund, as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the property of the Fund as provided in the Agreement and Declaration of Trust.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 29th day of June, 2001.

                                          CREDIT SUISSE WARBURG PINCUS
                                            FIXED INCOME FUND


                                          By:  /s/Hal Liebes
                                              ------------------
                                               Name: Hal Liebes
                                               Title:

 ATTEST:


 /s/Rocco DelGuercio
 -------------------

                                          CREDIT SUISSE ASSET MANAGEMENT, LLC


                                          By:  /s/Hal Liebes
                                               Name: Hal Liebes
                                               Title:

 ATTEST:


 /s/Kimiko Fields
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